EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. Three to the Registration Statement (Form S-2, No. 333-104068) and related Prospectus of B.F. Saul Real Estate Investment Trust for the registration of $50,000,000 in unsecured notes and to the incorporation by reference therein of our report dated December 6, 2004, except for paragraph two of Note 38, as to which the date is December 9, 2004, with respect to the consolidated financial statements and schedules of B.F. Saul Real Estate Investment Trust included in its Annual Report (Form 10-K) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

McLean, Virginia

September 26, 2005